Exhibit T3B-72

PEACH BLOSSOM PARTNERS LLC

(a Delaware Limited Liability Company)

OPERATING AGREEMENT

Dated as of September 30, 2020

THE MEMBERSHIP INTERESTS DESCRIBED AND REPRESENTED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE FEDERAL OR STATE SECURITIES LAWS. SUCH MEMBERSHIP INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, PLEDGED, OR OTHERWISE DISPOSED OF AT ANY TIME EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION, EXEMPTION, OR QUALIFICATION UNDER THE SECURITIES ACT, COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

OPERATING AGREEMENT

OF

PEACH BLOSSOM PARTNERS LLC

THIS OPERATING AGREEMENT (this “Agreement”) of Peach Blossom Partners LLC, a Delaware limited liability company (the “Company”), is made and entered into as of September 30, 2020, by and among those Persons executing the signature page as Members (as defined below).

RECITALS

WHEREAS, in contemplation of the purposes set forth herein, the Company was organized on September 25, 2020, by the filing of a Certificate of Formation with the Secretary of State of Delaware (the “Secretary of State”);

WHEREAS, the Members desire to establish and manage a limited liability company in accordance with the laws of the State of Delaware; and

WHEREAS, the Members desire that the relationship between the Company, the Members, and future Members, if any, be governed by the terms and conditions of this Agreement in all respects, as such may be amended from time to time.

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used by not otherwise defined herein shall have the following meanings:

“AAA” shall have the meaning ascribed to such term in Section 13.12(a).

“Act” shall mean the Delaware Limited Liability Company Act, as amended from time to time, and any successor statutes, as applicable to the Company.

“Affiliate” shall mean, with respect to a Person, (a) any other Person directly or indirectly controlling, controlled by, or under common control with such Person, (b) any officer, manager, general partner, board of managers or directors, member, equity owner, or trustee of such Person, and (c) any other Person who is an officer, manager, general partner, board of managers or directors, member, equity owner, or trustee of any Person described in clauses (a) or (b) of this sentence. For purposes of this definition, the term “controlling,” “controlled by,” or “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, or the power to elect at least fifty percent (50%) of the managers, board of managers or directors, general partners, or Persons exercising similar authority with respect to such Person; provided, that no Manager nor any Member shall be considered an Affiliate of the Company for purposes of this Agreement.

“Agreement” shall have the meaning set forth in the preamble hereto. For the avoidance of doubt, any and all exhibits (including Exhibit A hereto) or schedule attached to this Agreement shall be considered part of this Agreement for all purposes of this Agreement.

“Allocation Period” shall mean (a) the taxable year of the Company for federal income tax purposes or (b) any period or other time within such taxable year for which it is necessary or appropriate under the Code or the Treasury Regulations (in all respects as determined by the Board of Managers) to allocate any Company Profits, Company Losses, or items of income, gain, loss, deduction, or credit of the Company, as determined by the Board of Managers.

“Attorney-in-Fact” shall have the meaning ascribed to such term in Section 13.10(a).

“Board of Managers” shall have the meaning ascribed to such term in Section 6.01.

“Book Value” means, with respect to any asset, the asset’s adjusted tax basis for federal income tax purposes, except as follows:

(a) The initial Book Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Board of Managers, provided, that in the event the Board of Managers do not agree on the gross fair market value of such asset, the gross fair market value of such asset shall be determined by a mutually agreed upon 3rd party advisor or conusltant.

(b) The Book Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking into account any adjustment required pursuant to Treasury Regulations §1.704-1(b)(2)(iv)(h)(2)), as determined by the Board of Managers, in accordance with Treasury Regulations §1.704-1(b)(2)(iv)(f) or 1.704-1(b)(2)(iv)(s), as applicable, in connection with: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of money or other property as consideration for an interest in the Company; (iii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of being a Member; (iv) the issuance of a Noncompensatory Option; (v) the exercise of a Noncompensatory Option; or (vi) the liquidation of the Company; provided, that, in respect of any event described in clauses (i), (ii), (iii), or (iv) of this subparagraph, such an adjustment shall be made only if the Board of Managers determines that such adjustment is necessary or appropriate to maintain the Capital Accounts of the Members in accordance with Code §704(b) or the Treasury Regulations thereunder or to reflect the relative economic interests of the Members in the Company.

(c) The Book Value of any Company asset distributed to any Member shall be adjusted to be the gross fair market value of the asset on the date of distribution, as determined by the Board of Managers.

(d) The Book Value of Company assets shall be increased or decreased to reflect any adjustment to the adjusted tax basis of the assets under Code §734(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Treasury Regulations §1.704-1(b)(2)(iv)(m); provided that Book Values shall not be adjusted under this subparagraph (d) to the extent that an adjustment under subparagraph (b) is made in connection with a transaction that would otherwise result in an adjustment under this subparagraph (d).

(e) After the Book Value of any asset has been determined or adjusted under the foregoing subparagraphs (a), (b), or (d), the Book Value shall be adjusted by the Depreciation taken into account with respect to the asset.

“Call Notice” shall have the meaning ascribed to such term in Section 10.06.

“Call Option” shall have the meaning ascribed to such term in Section 10.06.

“Call Price” shall have the meaning ascribed to such term in Section 10.06.

“Capital Account” shall have the meaning ascribed to such term in Section 3.06.

“Capital Contribution” shall mean the total amount of cash and the fair market value of any other assets contributed to the capital of the Company by a Member, net of liabilities of such Member that the Company is considered to assume or take subject to.

“Change-in-Control” shall mean, in respect of any Person (other than an individual) any Transfer, directly or indirectly, of fifty percent (50%) or more of the capital, profits, or voting interest of such Person.

“Class A Member” shall mean the individuals and entities holding Class A Units listed on Exhibit A hereto.

“Class A Units” shall mean Units of the Company having the rights and responsibilities described in Section 3.01(b) and elsewhere in this Agreement.

“Class B Member” shall mean the individuals and entities holding Class B Units listed on Exhibit A hereto.

“Class B Units” shall mean Units of the Company having the rights and responsibilities described in Section 3.01(c) and elsewhere in this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Party” shall mean the Company and/or any Affiliate of the Company.

“Company Profits” or “Company Losses” shall mean, for each Allocation Period, an amount equal to the Company’s taxable income or loss for such Allocation Period, determined in accordance with Code §703(a) (including all items of income, gain, loss, or deduction required to be stated separately under Code §703(a)(1)), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Company Profits or Company Losses will be added to taxable income or loss;

(b) Any expenditures of the Company described in the Code §705(a)(2)(B) or treated as Code §705(a)(2)(B) expenditures under Treasury Regulation §1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Company Profits or Company Losses, will be subtracted from taxable income or loss;

(c) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Value of the property, notwithstanding that the adjusted tax basis of the property differs from its Book Value;

(d) If the Book Value of any Company asset is adjusted under subparagraphs (b) or (c) of the definition of Book Value, the adjustment will be taken into account as gain or loss from disposition of the asset for purposes of computing Company Profits or Company Losses;

(e) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code §734(b) is required pursuant to Treasury Regulations §1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset for purposes of computing Company Profits or Company Losses;

(f) In lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account Depreciation; and

(g) Items of Company income, gain, loss, or deduction that are specially allocated pursuant to this Agreement shall be determined in the same manner as Company Profits and Company Losses, but such specially allocated items shall not be taken into account in computing Company Profits and Company Losses. All decisions and determinations regarding the computation of Company Profits and Company Losses and any items to be specially allocated pursuant to this Agreement shall be made by the Board of Managers.

“Columbia Care” shall mean Columbia Care DE Management LLC, a Delaware limited liability company, or its successor(s)-in-interest.

“Columbia Care Parent” shall mean Columbia Care Inc., a British Columbia corproation, or its successor(s)-in-interest.

“Deficit Capital Account” shall mean, with respect to any Member, the deficit balance (if any) in such Member’s Capital Account as of the end of the relevant Allocation Period, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amount that such Member is treated as being obligated to restore under Treasury Regulations §1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the penultimate sentence of Treasury Regulations §§1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Treasury Regulations §§1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

This definition of Deficit Capital Account is intended to comply with Treasury Regulations §1.704-1(b)(2)(ii)(d) and shall be construed in a manner consistent therewith.

“Depreciation” shall mean, for each Allocation Period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Period, except that (a) with respect to any asset the Book Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the remedial allocation method pursuant to Treasury Regulations §1.704-3(d), Depreciation for such Allocation Period shall be the amount of book basis recovered for such Allocation Period under the rules prescribed by Treasury Regulations §1.704-3(d)(2), and (b) with respect to any other asset the Book Value of which differs from its adjusted tax basis at the beginning of such Allocation Period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis for federal income tax purposes of an asset at the beginning of such Allocation Period is zero, Depreciation (under this clause (b)) shall be determined with reference to such beginning Book Value using any reasonable method selected by the Board of Managers.

“Distributable Cash” shall mean, for any relevant period, all cash of the Company derived from any source after deducting: (a) all cash expenditures incurred in connection with the operation of the Company’s business; (b) an amount necessary to pay all liabilities of the Company then due and owing; and (c) an amount determined by the Board of Managers to be reasonably necessary or desirable as a reserve for the operation of the Company business, liabilities of the Company not yet due, and/or future or contingent liabilities of the Company.

“Fiscal Year” shall have the meaning ascribed to such term in Section 9.06.

“Indemnified Person” shall mean each Member, Manager, Officer, and the Tax Matters Representative.

“Interest” shall mean a Member’s entire ownership interest in the Company, including, (a) any rights of such Member to Company distributions and to allocations of Company Profits, Company Losses, and items of income, gain, loss, deduction, or credit of the Company, (b) any rights of such Member to vote on or participate in the Company’s management, and (c) any rights of such Member to receive information concerning the business and affairs of the Company, in each case, to the extent expressly provided in this Agreement or required by the Act.

“Involuntary Withdrawal” shall mean, with respect to any Member, the occurrence of any of the following events:

(a) the Member: (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition of bankruptcy, is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding; (iii) seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or liquidation of the Member or of all or any substantial part of the Member’s properties; (iv) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in subsections (i) through (iii);

(b) if the Member is a partnership or another limited liability company, the dissolution and commencement of the winding up of such partnership or limited liability company, unless: (i) the Interests held by such Member are distributed to the partners or members of such Member and (ii) all of such partners or members are admitted as Members pursuant to Section 10.03 within thirty (30) days of such distribution;

(c) if the Member is a corporation, the dissolution of the corporation or the revocation of its charter unless: (i) the Interests held by such Member are distributed to the shareholders of such Member and (ii) all of such shareholders are admitted as Members pursuant to Section 10.03 within thirty (30) days of such distribution;

(d) if the Member is a trust, the revocation and/or termination of the trust; or

(e) if the Member is an individual, such Member becoming subject to any other possible involuntary transfer of such Interests by legal process, including an assignment pursuant to death or a divorce decree.

“Manager” shall have the meaning ascribed to such term in Section 6.02(a).

“Marijuana Code” shall have the meaning ascribed to such term in Section 6.01.

“Member” shall mean any Person that holds an Interest in the Company and is admitted as a member of the Company pursuant to the provisions of this Agreement, in such Person’s capacity as a member of the Company.

“Member Party” shall mean, with respect to each Member, such Member and/or any Affiliate of such Member.

“New Interests” shall mean: (a) any Interest in the Company; (b) any rights, options, or warrants to purchase any Interest or to purchase any securities of any type whatsoever that are, or may become, convertible into or exercisable for any such Interests; and (c) any other securities of any type whatsoever that are, or may become, convertible into or exercisable for any such Interests.

“Noncompensatory Option” shall mean a “noncompensatory option” (as defined in Treasury Regulations §§1.721-2(f) and 1.761-3(b)(2)) issued by the Company, which, as of the date of such issuance, is not treated as a partnership interest for federal tax purposes pursuant to Treasury Regulations §1.761-3(a) or otherwise pursuant to general principles of federal tax law, in all respects as determined by the Board of Managers.

“Non-Offending Member” shall have the meaning ascribed to such term in Section 10.08(a).

“Offending Member” shall have the meaning ascribed to such term in Section 10.08(a).

“Officers” shall have the meaning ascribed to such term in Section 6.03.

“Partnership Audit Procedures” means the provisions of Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by P.L. 114-74, the Bipartisan Budget Act of 2015 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof) or any similar procedures established by a state or local taxing authority.

“Percentage Interest” shall mean, with respect to each Member, the percentage set forth opposite such Member’s name under the heading “Percentage Interest” on Exhibit A hereto, as amended from time to time in accordance with this Agreement.

“Percentage Interest Value” shall mean, as of any time, the excess, if any, of the fair market value of Company (net of the aggregate amount of all Company indebtedness, including, without limitation, the aggregate amount of all Priority Loans), as reasonably determined by the Board of Managers.

“Person” shall mean any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

“Prime Rate” shall mean a rate equal to the prime rate of interest as published from time to time in The Wall Street Journal (US Edition) or similar publication (as determined by the Board of Managers) if The Wall Street Journal (US Edition) is not available.

“Priority Loan” shall have the meaning set forth in Section 3.03(a).

“Project” shall have the meaning set forth in Section 2.03.

“Proposed Transferee” shall have the meaning set forth in Section 10.07.

“Proprietary Information” shall have the meaning ascribed to such term in Section 7.07(b).

“Redeemed Interest” shall have the meaning set forth in Section 11.02.

“Redemption Price” shall have the meaning set forth in Section 11.02.

“Required Disclosure” shall mean, with respect to any Member: (a) the complete and accurate disclosure by such Member of information relating to any Member Party with respect to such Member made pursuant to any request from a legislative or regulatory agency, or any reasonable request from any Company Party or Member Party, to the extent such request pertains in any respect to any license, permit, approval, or other entitlement that any Company Party or any Member Party holds or applies for in any jurisdiction; or (b) prompt notice to the Company of the issuance of any notice or other correspondence described in clause (b) of the definition of Unsuitability Determination on account of or relating to any Member Party with respect to such Member.

“Rules” shall have the meaning ascribed to such term in Section 13.12(a).

“Sale of the Company” shall mean (a) a Change-In-Control of the Company, whether by merger, reorganization, or a Transfer of Interests, or (b) a sale or other disposition of all or substantially all of the assets of the Company, on a consolidated basis.

“Secretary of State” shall have the meaning set forth in the preamble to this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Tax Distributions” shall have the meaning set forth in Section 5.03.

“Tax Matters Representative” shall have the meaning ascribed to such term in Section 9.01.

“Tax Obligation” shall have the meaning ascribed to such term in Section 9.03(a).

“Tax Payment Loan” shall have the meaning ascribed to such term in Section 9.03(b).

“Tax Percentage” shall mean, for any relevant period, (i) the highest effective marginal combined U.S. federal and income tax rate applicable to an individual residing in the State of Illinois for the taxable year in question with respect to items of the same character as the taxable income and gain of the Company for such period, or (ii) such other rate(s) as determined by the Board of Managers.

“Transfer” shall have the meaning set forth in Section 10.01(a).

“Treasury Regulations” shall mean the income tax regulations, including, without limitation, any temporary regulations, from time to time promulgated under the Code.

“Unreturned Contribution Account” shall mean, with respect to any Member that has made a Capital Contribution, as of any time, the excess, if any, of (a) the aggregate of the Capital Contributions as of such time, over (b) the aggregate distributions to those Members pursuant to Section 5.02(b) and (c) as of such time.

“Unsuitability Determination” shall mean, with respect to any Member, any of the following:

(a) any determination by the Board of Managers that any relationship of any Company Party with any Member Party (with respect to such Member) may (i) threaten or otherwise adversely affect any license, permit, approval, or other entitlement that any Company Party or any Member Party holds or applies for in any jurisdiction, (ii) violate any rules and regulations promulgated by any United States or state legislative or regulatory agency applicable to any Company Party or any Member Party (except for federal law, rules, and/or regulations which directly or indirectly conflict with state law, rules, and/or regulations specifically related to any state-sanctioned marijuana program), or (iii) materially jeopardize the business and affairs of the Company, in each case, as reasonably determined by the Board of Managers;

(b) any issuance of any notice or other correspondence from any state legislative or regulatory agency on account of or relating to any Member Party with respect to such Member that includes assertions or other information that could reasonably be considered or expected to (i) threaten or otherwise adversely affect any license, permit, approval, or other entitlement that any Company Party or any Member Party holds or applies for in any jurisdiction, (ii) assert any violation of any rules and regulations promulgated by any United States or state legislative or regulatory agency applicable to any Company Party or any Member Party (except for federal law, rules, and/or regulations which directly or indirectly conflict with state law, rules, and/or regulations specifically related to any state-sanctioned marijuana program), or (iii) materially jeopardize the business and affairs of the Company, in each case, as reasonably determined by the Board of Managers; or

(c) any failure to timely make, or to cause to be timely made, any Required Disclosure with respect to such Member.

“Unsuitability Redemption” shall have the meaning set forth in Section 11.02.

ARTICLE II

FORMATION OF THE COMPANY

Section 2.01 Organization. The Company was organized pursuant to the Act on September 25, 2020 by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware.

Section 2.02 Name of the Company. The name of the Company is “Peach Blossom Partners LLC” or such other name or names as may from time to time be designated by the Board of Managers. The Company’s business may be conducted under its name and/or any other name or names as the Board of Managers may deem advisable.

Section 2.03 Purpose; Powers. The purpose of the Company is: (a) to attain licenses for, construct, and operate one or more medical marijuana cultivation/manufacturing facilities and dispensaries in the State of Delaware (collectively, the “Project”); (b) any lawful purpose under the laws of the State of Delaware; (c) to enter into joint venture agreements, partnership agreements, or limited liability company operating agreements, or to create any other entity or any other agreement for the purposes of carrying out any of its purposes and actions; and (d) to do anything and all things permitted by the Act necessary or appropriate for the purposes set forth above. The Company shall possess and may exercise all powers and privileges granted by the Act, by any other law, or by this Agreement, including, without limitation, all incidental powers thereto, to the extent that such powers and privileges are necessary, customary, convenient, or incidental to the attainment of the Company’s purposes.

Section 2.04 Term. The term of the Company began upon the acceptance of the Certificate of Formation by the Secretary of State and shall continue in perpetuity, unless its existence is sooner terminated pursuant to Article XII of this Agreement.

Section 2.05 Registered and Principal Place of Business; Registered Agent. The principal offices of the Company shall be located at 321 Billerica Road, Chelmsford, MA 01824. The name and address of the Company’s registered agent shall be as set forth in the Certificate of Formation, as amended from time to time (or in such other document as may be used to notify the Secretary of State of any changes in the Company’s registered agent). The Board of Managers may change the principal office or registered agent from time to time in its sole discretion, without amendment of this Agreement. The Board of Managers shall notify the Members of any such change of the principal office, but notice shall not be a condition to the effectiveness of any such change.

Section 2.06 Qualification in Other Jurisdictions. The Board of Managers shall cause the Company to be qualified, formed, or registered in any jurisdiction in which the Company conducts business and in which such qualification, formation, or registration is required by law or deemed advisable by the Board of Managers. A Manager or Officer acting on approval of the Board of Managers, as an authorized person within the meaning of the Act, shall execute, deliver, and file any certificates necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to do business.

ARTICLE III

CAPITAL; CAPITAL ACCOUNTS

Section 3.01 Capital Structure.

(a) The authorized capital of the Company shall consist of Class A Units, Class B Units, and such number, series or classes of Units as may be issued from time to time by the Company as determined by the Board of Managers. The ownership of Units shall be maintained in the books and records of the Company, which may be modified from time to time by the Board of Managers to reflect the issuance of Additional Units or Transfers of Units.

(b) Each Class A Member shall be entitled to one vote for each Class A Unit held of record on the Company’s books as to all matters that come before the Members for a vote. Class A Units shall represent a proportional share of the Company Profits and Company Losses, capital, and distributions of the Company’s assets pursuant to this Agreement and the Act.

(c) Each Class B Member shall be entitled to one vote for each Class B Unit held of record on the Company’s books as to all matters that come before the Members for a vote. Class B Units shall represent a proportional share of the Company Profits and Company Losses, capital, and distributions of the Company’s assets pursuant to this Agreement and the Act.

(d) Class A Units and B Units shall vote as a single class for the purposes of any matter coming before the Members for a vote.

Section 3.03 Capital Contributions. If at any time the Board of Managers determines that the Company requires capital to fund the operations of the Company, the Board of Managers shall notify the Members of the same, and any Member may, at its discretion, provide capital to the Company at such time as designated by the Board of Managers, at such Member’s election, either in the form of (a) a recourse loan to the Company, bearing interest from the date such loan is made at the lesser of 12.0% per annum, compounding monthly, or the maximum rate permitted under applicable law (a “Priority Loan”) or (b) a Capital Contribution. Any Priority Loans shall be repaid in the inverse order to which such Priority Loans were made, and all payments made in respect of any Priority Loan shall be applied first to any accrued but unpaid interest and then to unpaid principal until such Priority Loan is paid in full. Notwithstanding anything to the contrary in this Agreement, all Priority Loans shall be repaid in full prior to any distributions to the Members pursuant to Section 5.02 or Section 12.02(b)(iii), as applicable.

Section 3.04 Issuance of New Interests. If the Board of Managers, in its sole discretion, determines that the raising of additional capital through the issuance of New Interests is in the best interest of the Company, such offering shall be conducted in such manner as determined by the Board of Managers.

Section 3.05 No Personal Liability. No Member shall have any personal liability for any obligation of the Company. The obligations of any Member to advance or contribute capital to the Company under the terms of this Agreement shall not be construed as conferring any rights or benefits to or upon any Person not a party to this Agreement.

Section 3.06 Capital Accounts. The Company shall establish and maintain a capital account (“Capital Account”) for each Member in accordance with the following:

(a) Each Member’s Capital Account shall be increased by: (i) the amount of cash and the initial Book Value of any Company property contributed to the capital of the Company by such Member pursuant to this Agreement; (ii) such Member’s share of Company Profits and any items of income or gain that are specially allocated to such Member pursuant to this Agreement; (iii) the amount of any Company liabilities that are assumed or otherwise taken subject to by such Member; and (iv) any other upward adjustments that are required under Treasury Regulations §1.704-1(b)(2)(iv) to be taken into account in computing such Member’s Capital Account.

(b) Each Member’s Capital Account shall be decreased by: (i) the amount of cash and the Book Value of any Company property distributed to such Member pursuant to this Agreement; (ii) such Member’s share of Company Losses and any items of loss or deduction that are specially allocated to such Member pursuant to this Agreement; (iii) the amount of any liabilities of such Member that are assumed by or otherwise taken subject to by the Company; and (iv) any other downward adjustments required pursuant to Treasury Regulations §1.704-1(b)(2)(iv) to be taken into account in computing such Member’s Capital Account.

(c) In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(d) The Members intend for the Capital Accounts of the Members to be determined in accordance with Code §704(b) and the Treasury Regulations thereunder, and the foregoing provisions of this definition shall be interpreted consistently therewith. If the Board of Managers determines that it is necessary or appropriate to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with Code §704(b) or the Treasury Regulations thereunder or otherwise to give effect to the Members’ respective economic interests in the Company, the Board of Managers may make such modification.

Section 3.07 Interest on Capital Contributions. Except as otherwise provided in this Agreement, no Member shall receive interest on such Member’s Capital Contributions.

Section 3.08 Return of Capital Contributions. Except as otherwise provided in this Agreement or required under the Act, no Member shall have the right to receive anything but cash in return of the Member’s Capital Contribution.

Section 3.09 Negative Capital Accounts. Except as otherwise provided in this Agreement or required under the Act, no Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

ARTICLE IV

ALLOCATIONS

Section 4.01 Allocations in General. For each Allocation Period, after taking into account all Capital Contributions and distributions during such Allocation Period, and after making any allocations pursuant to Section 4.02, Company Profits or Company Losses (as applicable) shall be allocated (and, to the extent necessary or required by the Code or Treasury Regulations, items of income, gain, loss or deduction shall be specially allocated, in all respects as determined by the Board of Managers) in a manner such that, after such allocations have been made, each Member’s Capital Account is as nearly as possible equal to: (a) the amount that would be distributed to such Member if (i) the Company sold all of its assets for an amount of cash equal to their respective Book Values (giving effect to all adjustments thereto for such period), (ii) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Values of the assets securing such liability), and (iii) the remaining assets of the Company were distributed to the Members in accordance with Section 5.02, less (b) the sum of such Member’s share of “partnership minimum gain” (within the meaning of Treasury Regulations §1.704-2(b)(2)) and “partner nonrecourse debt minimum gain” (within the meaning of Treasury Regulations §1.704-2(i)(2)). Notwithstanding any other provision of this Agreement, in no event shall Company Losses (or any items of loss or deduction) be allocated to a Member for any Allocation Period if and to the extent such allocation would result in such Member having a Deficit Capital Account as of the end of such Allocation Period.

Section 4.02 Special Allocations. The following special allocations will be made in the following order:

(a) Minimum Gain Chargeback. If for any Allocation Period there is a net decrease in the Company’s “partnership minimum gain” (within the meaning of Treasury Regulations §1.704-2(b)(2)), then, except to the extent permitted by Treasury Regulations § 1.704-2(f), items of income and gain for such Allocation Period (and, if necessary, subsequent Allocation Periods) shall be allocated to each Member to the extent of such Member’s share of such net decrease (calculated pursuant to Treasury Regulations §1.704-2(g)). This Section 4.02(a) is intended to satisfy the “minimum gain chargeback” requirement of Treasury Regulations §1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. If for any Allocation Period there is a net decrease in a “partner nonrecourse debt minimum gain” (within the meaning of Treasury Regulations §1.704-2(i)(2)), then, except to the extent permitted by Treasury Regulations §1.704-2(i)(4), items of income and gain for such Allocation Period (and, if necessary, subsequent Allocation Periods) shall be allocated to each Member to the extent of such Member’s share of such net decrease (calculated pursuant to Treasury Regulations §1.704-2(i)(5)). This Section 4.02(b) is intended to constitute a “partner nonrecourse debt minimum gain chargeback” as provided in Treasury Regulations §1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations §1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, any Deficit Capital Account of such Member created by such adjustments, allocations, or distributions as quickly as possible, provided that an allocation pursuant to this Section 4.02(c) shall be made only if and to the extent that such Member would have an adjusted Deficit Capital Account after all other allocations have been tentatively made as if this Section 4.02(c) were not in this Agreement. This Section 4.02(c) is intended to comply with the “qualified income offset” requirement set forth in Treasury Regulations §1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) Nonrecourse Deductions. “Nonrecourse deductions” (within the meaning of Treasury Regulations §1.704-2(b)(1)) for each Allocation Period shall be allocated to the Members in accordance with their respective Percentage Interests or such other permitted manner as may be determined by the Board of Managers. “Partner nonrecourse deductions” (within the meaning of Treasury Regulations §§1.704-2(i)(1) and 1.704-2(i)(2)) shall be allocated in the manner required in Treasury Regulations §1.704-2(i)(1).

(e) Certain Tax Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset under Code §§732(d), 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Treasury Regulations §1.704-1(b)(2)(iv)(m) as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Treasury Regulations §1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event that Treasury Regulations §1.704-1(b)(2)(iv)(m)(4) applies.

Section 4.03 Other Allocation Rules.

(a) Tax Allocations; Section 704(c). All items of income, gain, loss, and deduction shall be allocated for federal and, as applicable, state or local income tax purposes in the same manner as the corresponding items of income, gain, loss, and deduction are allocated for purposes of maintaining the Capital Accounts of the Members; provided, however, that in respect of any asset for which there is a variation between the adjusted tax basis and the Book Value of such asset, the Company shall account for such variation in accordance with Code §704(c) and the principles thereof, using any method(s) permitted under Treasury Regulations §1.704-3, as determined by the Board of Managers; provided, further, that if Company capital is reallocated pursuant to Treasury Regulations §1.704-1(b)(2)(iv)(s)(3), then the Company shall make corrective allocations of income and gain, or loss and deduction, as applicable, in accordance with Treasury Regulations §1.704-1(b)(4)(x). Allocations pursuant to this Section 4.03(a) are solely for federal and, as applicable, state income tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or any Member’s share of Company Profits, Company Losses, or any other Company items taken into account in computing the Member’s Capital Accounts or distributions pursuant to any provision of this Agreement.

(b) Noncompensatory Options. In respect of any Noncompensatory Option, the Company shall comply with the rules of Treasury Regulations §§1.721-2, 1.761-3, 1.704-1(b)(2)(iv)(d)(4), 1.704-1(b)(2)(iv)(h)(2), 1.704-1(b)(2)(iv)(s), 1.704-1(b)(4)(ix), and 1.704-1(b)(4)(x), including, without limitation, the rules thereunder requiring (i) allocations of items of income, gain and loss for purposes of maintaining capital accounts and (ii) capital account reallocations.

(c) Varying Interests. For purposes of determining Company Profits, Company Losses, or any Company items of income, gain, loss, deduction, or credit allocable to any Allocation Period, such Company Profits, Company Losses, and any such other items shall be determined using such method(s) and/or convention(s) as may be permitted or required under the Code or Treasury Regulations, as determined by the Board of Managers.

(d) Excess Nonrecourse Liabilities. For each Allocation Period, the “excess nonrecourse liabilities” of the Company (within the meaning of Treasury Regulations §1.752-3(a)(3)) shall be allocated in accordance with their respective Percentage Interests or such other permitted manner as may be determined by the Board of Managers.

(e) Tax Credits. Tax credits shall be allocated to the Members in accordance with Treasury Regulations §1.704-1(b)(4)(ii), and any determinations required thereunder shall be made by the Board of Managers.

(f) Code and Regulatory Compliance. If the Board of Managers, in consultation with the Company’s tax advisors, determines that the allocation of any item of Company income, gain, loss, deduction, or credit is not specified in this Article IV, or that the allocation of any item of Company income, gain, loss, deduction, or credit under this Article IV would not be in accordance with the Member’s interest in the Company within the meaning of Treasury Regulations §1.704-1(b)(3) or 1.704-1(b)(4)(iv), then the Board of Managers may allocate or reallocate, as the case may be, such item in such a reasonable manner that the Board of Managers determines to be necessary or appropriate. The provisions of this Article IV are intended to comply with Code §704 and the

Treasury Regulations thereunder, and shall be interpreted and applied in a manner consistent therewith. Each Member is aware of the tax consequences of the allocations set forth in this Article IV and of the other provisions in this Agreement pertaining to the Members’ respective Capital Accounts, and each Member hereby agrees to be bound by such provisions in reporting such Member’s share of the Company’s income, gain, loss, deduction and credit for federal and, as applicable, state or local income tax purposes.

ARTICLE V

DISTRIBUTIONS AND DISTRIBUTABLE CASH

Section 5.01 Distributions Generally. The Board of Managers shall determine whether, and to what extent, distributions shall be made by the Company to the Members, provided that no distribution shall be made if such distribution would violate the Act or other comparable applicable law or if such distribution is prohibited in any loan agreements for borrowed money between the Company and its lenders.

Section 5.02 Distributions of Distributable Cash. Subject to Section 5.03 and Section 5.04, to the extent authorized by the Board of Managers, Distributable Cash, if any, realized by or available to the Company shall be distributed to the Members in the following manner:

(a) First, to Members, until their Unreturned Contribution Accounts have been reduced to zero ($0); and

(b) Thereafter, to all Members, in proportion to their respective Percentage Interests.

Section 5.03 Tax Distributions. Notwithstanding anything to the contrary in Section 5.02, the Company may, at the sole discretion of the Board of Managers, distribute Distributable Cash from time to time, so as to enable each Member (or its direct or indirect owners) to timely pay its federal and state income tax liability (including any estimated tax payments) with respect to its distributive share of the Company’s income, gain, loss, deduction, and credit. The amount and timing of such distributions, if any, pursuant to this Section 5.03 (“Tax Distributions”) to the Members (or any one of them) shall be determined by the Board of Managers, taking into account the Tax Percentage and such assumptions and limitations as the Board of Managers determines to be necessary or appropriate; provided, that in no event shall any Tax Distributions be made from and after an event of dissolution of the Company. Any Tax Distributions to a Member shall be treated as an advance of, and shall offset dollar-for-dollar, the next amounts that would have otherwise been distributed such Member pursuant to Section 5.02 or Section 12.02(b)(iii), as applicable.

Section 5.04 Liquidating Distributions. Notwithstanding anything to the contrary in this Article V, from and after the dissolution of the Company, all distributions of Distributable Cash (and all other proceeds of liquidation) shall be governed by Section 12.02(b)(iii).

ARTICLE VI

MANAGEMENT

Section 6.01 Management. Subject to the provisions of this Article VI and except as otherwise provided by the Act or prohibited by The Delaware Medical Marijuana Act (Delaware Code Title 16, Chapter 49A) as amended (the “Marijuana Code”), the business, property, and affairs of the Company shall be managed by the Company’s board of managers, as are elected or appointed from time to time pursuant to the terms of this Agreement by the Members (the “Board of Managers”). No Member of the Company (in such capacity) shall have any authority or right to act on behalf of or bind the Company on its own, unless otherwise provided herein or unless specifically authorized by the Board of Managers pursuant to a duly adopted resolution expressly authorizing such action.

Section 6.02 Board of Managers.

(a) Establishment; Purpose. The Members shall establish a Board of Managers, which shall consist of two representative Managers referred to herein as the “Class A Manager” and the “Class B Manager”. The Class A Member shall have the exclusive right to appoint the Class A Manager and the Class B Member shall have the exclusive right to appoint the Class B Manager. The Class A Member hereby appoints Nicholas Vita as the Class A Manager and the Class B Member hereby appoints Neill S. Wright as the Class B Manager (Class A Manager and Class B manager are collectively referred to as the “Board of Managers” and each a “Manager”).

(b) Removal; Resignation; Replacement. A Class A Manager may be removed in its capacity as a member of the Board of Managers at any time by the Class A Member as provided herein for cause or no cause and the Class B Manager may be removed in its capacity as a member of the Board of Managers at any time by the Class B Member as provided herein for cause or no cause. Any Person may resign in its capacity as a member of the Board of Managers at any time by providing written notice of such resignation to the Board of Managers. Any vacancy resulting from the removal or resignation of a Manager, or a future Manager appointed by the Members shall be filled by appointment of a Person by the appropriate Member as provided in Section 6.02(a).

(c) Meetings of the Board of Managers. The Board of Managers is not required to hold meetings, and decisions may be reached by a written consent of the Board of Managers in accordance with Section 6.02(d)(viii). In the event that the Board of Managers desires to hold a formal meeting for any reason, the procedures set forth below apply.

(i) Meetings. Meetings of the Board of Managers, for any purpose or purposes, may be called by any Manager.

(ii) Place of Meetings. The Board of Managers may designate any place as the place of meeting for any meeting of the Board of Managers. If no designation is made, or if a special meeting be otherwise called, the place of meeting must be held at the Company’s principal office and place of business.

(iii) Notice of Meetings. Except as provided for herein, written notice stating the place, day, and hour of the meeting and the purpose or purposes for which the meeting is called must be delivered to each Manager not less than ten (10) nor more than fifty (50) days before the date of the meeting.

(iv) Meeting of all Board of Managers. If all of the Managers meet at any time and place and consent to the holding of a meeting at such time and place, such meeting is valid without call or notice, and at such meeting lawful action may be taken.

(v) Telephonic Meeting. If any Manager participates in a meeting of the Board of Managers by means of a conference telephone conversation or any similar communications equipment by means of which all Persons participating in the meeting may hear each other, then participation in a meeting pursuant to this section constitutes attendance in person at such meeting.

(vi) Quorum. A majority of the Managers must be present in order for there to be a quorum at any meeting of the Board of Managers. In the absence of a quorum at any such meeting, the meeting must be adjourned and the meeting reset from time to time for a period not to exceed sixty (60) days without further notice.

(vii) Manner of Acting. Except as otherwise provided in this Agreement, the majority approval of Managers serving at such time is required for any approval, consent, or other action of the Board of Managers.

(viii) Action by Board of Managers without a Meeting. Action required or permitted to be taken at a meeting of the Board of Managers may be taken without a meeting if the action is consented to in writing by the same number of Managers required to approve the particular action taken if taken at a meeting where all of the Managers were present.

(d) No Agency. A Manager (in such capacity) or of any committee established by the Board of Managers (in such capacity) shall not be considered an agent of the Company and shall not have the power to execute any agreement on behalf of, or otherwise bind, the Company.

(e) Limitations on Authority. Notwithstanding anything in this Agreement to the contrary, approval of at least sixty-six percent (66%) of the aggregate Percentage Interests of all Members shall be required for the following actions:

(i) approval of the merger or sale of all or substantially all of the Company (or its wholly-owned subsidiary);

(ii) approval of the sale or issuance of new equity interests in the Company;

(iii) admittance of a new Member to the Company;

(iv) calls for additional capital contributions or loans of the Members or a Member’s Affiliate;

(v) approval of the annual budget of the Company (if no approval is agreed upon, then the prior year’s budget shall be automatically approved);

(vi) entering into any agreement for the expenditure or creating an obligation in excess of thirty thousand dollars ($30,000), with the exception of wholesale purchasing transactions of state-legal marijuana which shall require approval for expenditures in excess of sixty thousand dollars ($60,000.00);

(vii) application or modification of any marijuana license sought or owned by the Company;

(viii) making or accepting a loan with any Member or otherwise entering into or amending an agreement between the Company and a Member or its affiliate, except as contemplated by the annual budget, less than thirty thousand dollars ($30,000), or as otherwise pre-authorized by this Agreement;

(ix) amending this Agreement;

(x) causing the Company to file a petition for relief in bankruptcy under any federal bankruptcy laws or under debtor relief laws of any jurisdiction;

(xi) undertaking any action for the purpose of, or with the intent of, making it impossible to carry on the business of the Company; and

(xii) approval of the dissolution or winding up of the Company.

Section 6.03 Officers.

(a) The Board of Managers may appoint individuals as officers of the Company (the “Officers”) as the Board of Managers deems necessary or desirable to carry on the business of the Company and may delegate to such Officers such power and authority as the Board of Managers deems advisable, including to manage and control the day-to-day business and affairs of the Company, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incident to such day-to-day management of the business and affairs of the Company. An Officer is not required to be a Member of the Company. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his or her successor is designated by the Board of Managers or until his or her earlier death, resignation, or removal. Any Officer may resign at any time upon written notice to the Board of Managers. Any Officer may be removed by the Board of Managers at any time, with or without cause. A vacancy in any office occurring because of death, resignation, removal, or otherwise may, but need not, be filled by the Board of Managers.

(b) Officers appointed by the Board of Managers may be granted agency power by the Board of Managers, to be considered an agent of the Company, with power to execute any agreement on behalf of, or otherwise bind, the Company.

Section 6.04 Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively on any grant of any power or authority to the Board of Managers or Officers under this Agreement.

ARTICLE VII

MEMBERS

Section 7.01 No Control of the Company. Except where otherwise expressly provided in this Agreement, no Member, solely by reason of such membership, shall be entitled to take part in the management, operation, or control of the business or affairs of the Company, and no Member, solely by reason of such membership, shall be an agent of the Company or have any right, power, or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

Section 7.02 Voting; Meetings of Members.

(a) Without limiting the generality of Section 7.01, any matter submitted for approval of the Members shall require the approval of Members holding at least sixty-six percent (66%) of the aggregate Percentage Interests of all Members.

(b) Meetings of the Members may be called by the Board of Managers at such time and place as determined by the Board of Managers. Notice of a meeting of Members at which the Members will be requested to vote on any matter shall be given not less than five (5) days prior to the date scheduled for the meeting; provided, however, that a waiver of such notice by any Member entitled to such notice, whether before, at, or after the time stated therein, is equivalent to the giving of such notice to such Member.

(c) Members holding not less than the requisite Percentage Interests required to approve the applicable matter at a meeting, represented in person or by proxy, must be present in order for there to be a quorum at any meeting of Members. Meetings may be conducted in person or telephonically, as determined by the Board of Managers. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the Members holding the requisite Percentage Interests required to approve the applicable matter at a meeting and delivered to the Company for inclusion in the records of the Company. Action taken under this section is effective when the required Members have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting is the date the first Member signs a written consent.

Section 7.03 Uncertificated or Certificated Securities. Unless the Board of Managers decides otherwise, the interests of the Members in the Company shall not be certificated.

Section 7.04 Limitation on Authority of Members. Section 7.01 supersedes any authority granted to the Members pursuant to the Act. Any Member who takes any action or binds the Company in violation of Section 7.01 shall be solely responsible for any and all losses and expenses incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to such losses and expenses.

Section 7.05 Other Business Interests.

(a) Except as specifically set forth in Section 7.05(b), any Member Party may engage, or may currently be engaging, in any investment or business activities of such Member Party’s choice independent of the Company without having or incurring any obligation to offer any interest in such activities to any Company Party or any other Member Party, and the doctrine of corporate opportunity shall be inapplicable. Except as specifically set forth in Section 7.05(b), this Agreement will not be construed to grant any right, privilege, or option to any Member Party to participate in any manner in any other business or investment in which any other Member Party may participate, including those that may be the same as or similar to the business of the Company or in direct competition therewith.

(b) Effective only upon the receipt by the Company of a license to operate a compassion center in the State of Delaware, no Member Party with respect to a Member (other than Columbia Care and its Affiliates) may engage in any investment (excluding a passive investment or investment in a public company not to exceed 5% of such passive investment or investment in a public company) or business activity that is in direct competition with any Company Party’s medical marijuana business within the jurisdiction of the State of Delaware or in any other jurisdiction in which Columbia Care or any of its subsidiaries or Affiliates operates or is or becomes properly licensed to operate, without the consent of the Board of Managers, for so long as such Member owns any Interests in a Company Party.

(c) Each Member hereby agrees to not undertake or to permit any Member Party with respect to such Member to undertake, to directly or indirectly circumvent in any manner the restrictions and limitations expressed in this Sections 7.05 or any relationships between a Member Party with respect to any other Member, on the one hand, and any third parties whom such Member Party introduces to any Company Party (including, but not limited to, any investors, directors, officers, managers, employees, agents, consultants, or advisors of any such Member Party), on the other hand, for so long as such Member owns any Interests in a Company Party and for an additional period of two (2) years thereafter.

(d) If the Board of Managers reasonably determines that any Member has breached the obligations of such Member pursuant to this Section 7.05, beginning on the date of such breach of this Section 7.05, such Member shall not be entitled to vote on any Company matter (and such Member shall have no voting rights in respect of its Interest for all purposes of this Agreement) until such breach is remedied/cured, if able to be remedieid/cured within 30 days, and such Member shall forfeit any and all rights to access any books, records, or other information involving the Company, in all respects to the fullest extent permitted under the Act until such breach is remedied/cured, if able to be remedieid/cured within 30 days.

Section 7.06 Business Transactions of a Member with the Company. Except as otherwise stated in this Agreement or required under the Act, a Member Party may lend money to, borrow money from, act as surety, guarantor, or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with, the Company on such terms as determined by the Board of Managers in its sole discretion. Each Member understands and acknowledges that the conduct of the Company’s business may involve business dealings and undertakings with a Member Party with respect to one or more Members.

Section 7.07 Confidentiality.

(a) Each Member recognizes and acknowledges that by virtue of its relationship with the Company, it may be exposed to, discover, develop, generate, or contribute to the Proprietary Information. Each Member agrees that it will not, at any time or in any manner, either directly or indirectly, publish, communicate, divulge, disclose, disseminate, or otherwise reveal to any Person, or use for any purpose whatsoever any Proprietary Information, except as may be necessary in the course of performing authorized services for a Company Party or as may be required by applicable order of court, law, statute, or regulation. Each Member further agrees to notify the Company before disclosing any Proprietary Information under compulsion of law. Each Member hereby acknowledges that all Proprietary Information is valuable, material and will significantly affect the effective and successful conduct of the Company’s business and its goodwill. Each Member will take all necessary steps and precautions to protect any Proprietary Information and shall comply with all policies of the Company in regard to Proprietary Information. Upon the Company’s request, any Member shall promptly return to the Company any and all correspondence, notes, data, and documents containing or reflecting Proprietary Information, and such Member shall not retain any copies thereof. The rights and protections granted herein are in addition to the rights, remedies and protections afforded to the Company under any applicable law, statute, or regulation. The foregoing obligations shall survive the dissolution of the Company or the termination of this Agreement. Each Member shall cause its Member Parties to comply with the provisions of this Section 7.07 as if a Member and bound hereby, and each Member shall be responsible for any breach of the provisions of this Section 7.07 by any of its Member Parties.

(b) For the purposes of this Agreement, the term “Proprietary Information” shall mean all information or data relating to the business and affairs of any Company Party or any Member Party that is not generally known or available to the public, including, without limitation, any processes, data, designs, compilations of information, apparatus, computer programs, information of or relating to suppliers or customers, customer requirements, vendors, cost or price data, research data, business plans, marketing or sales plans or information, financial data, salary information, policies and procedures, sales know-how or any other information of any Company Party or any Member Party that may be considered to be proprietary to or a trade secret of such Company Party or such Member Party, whether or not such information is considered a trade secret within the meaning of applicable law. Information shall not be considered Proprietary Information if any of the following apply: (i) it is already in or enters into the public domain otherwise than as a consequence of a breach of the terms of this Agreement; (ii) it is already properly and lawfully in the possession of the receiving party and is not subject to any obligation of secrecy on the receiving party’s part; or (iii) it becomes available to a party on a non-confidential basis from a source other than a Company Party or a Member Party, provided that such information was properly and lawfully in the possession of such source and not, to the receiving party’s actual knowledge, subject to any obligation of secrecy on the part of such source.

Section 7.08 Representations of Members. As of the date hereof, each Member hereby represents and warrants to the Company and to the other Members (severally and not jointly), solely as to itself, that:

(a) in respect of any Member (other than an individual), such Member is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to perform its obligations hereunder;

(b) this Agreement constitutes the legal, valid, and binding obligation of such Member enforceable against such Member in accordance with its terms;

(c) no consents or approvals are required from any governmental authority or other Person or entity for the Member to enter into this Agreement and become a Member of the Company, and all corporate, limited liability company, or limited partnership action on the part of such Member, as applicable, necessary for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Member, have been duly taken;

(d) the execution and delivery of this Agreement by such Member and the consummation of the transactions contemplated hereby by such Member do not conflict with or contravene, to the best knowledge of such Member, the provisions of any material agreement or instrument by which it or its properties are bound or any law, rule, regulation, order, or decree to which it or its properties are subject or, if such Member is not an individual, its organizational documents;

(e) such Member is acquiring an interest in the Company for its own account, for investment, and not with the view to a sale of such interest in connection with any distribution of interests in the Company;

(f) such Member has the educational, financial and business background and knowledge so as to be capable of evaluating the merits and risks of an investment in the Company and has the capacity to protect its own interests in making this investment and to withstand the total loss of capital invested in the Company;

(g) such Member understands that neither the Securities and Exchange Commission nor any state regulatory agency has passed upon or endorsed the merits of an investment in the Company; and

(h) such Member understands that its interest in the Company has not been and will not be registered pursuant to the Securities Act, or any applicable state securities laws, and is being issued pursuant to an exemption therefrom.

Section 7.09 Member Deadlock.

(a) Mediation. In the event the Members cannot reasonably agree on an action to be taken by the Company pursuant to this Agreement, a Member may demand, by notice (the “Deadlock Notice”) to the other Members, that the matter be submitted to non-binding mediation. The Deadlock Notice will contain a clear description of the issue to be resolved and state that the matter must be resolved to the satisfaction of all Members within thirty (30) days of the date of the Deadlock Notice. The mediation will be conducted through an individual mediator, experienced in commercial mediation, agreed upon by the Members. If the Members fail to reach agreement within a reasonable period of time after either Member has notified the other of its desire to seek mediation of any claim, controversy or dispute (not to exceed 15 days), the mediation shall be conducted by the American Arbitration Association (or any successor organization) in accordance with its rules governing mediation, at the Company’s principal office. The cost and expenses of mediation, including the compensation and expenses of the mediator (except for the attorneys’ fees incurred by any Member), shall be paid 50% by the Class A Member and 50% by the Class B Member. In the event that an agreement with respect to the issue in dispute is not made within thirty (30) days after the date of the Deadlock Notice, the Member issuing the Deadlock Notice shall immediately notify the other Member of the lack of agreement (“Mediation Failure Notice”).

ARTICLE VIII

LIABILITY; INDEMNIFICATION

Section 8.01 Limitation of Liability.

(a) Except as otherwise provided by the Act, no Person shall be obligated personally for any indebtedness, obligation, or liability of the Company solely by reason of being a Member, Officer, or a Manager. To the maximum extent permitted by law, the failure to observe any formalities relating to the business or affairs of the Company shall not be grounds for imposing on any Member, Officer, or Manager personal liability to third parties for the indebtedness, obligations, or liabilities of the Company.

(b) Unless otherwise expressly specified in this Agreement, any determination, decision, consent, vote, or judgment of, or exercise of discretion by, or action taken or omitted to be taken by the Board of Managers or Officers under this Agreement shall be made, given, exercised, taken, or omitted as the Board of Managers or Officers in their sole and absolute discretion. In connection with the foregoing, the Board of Managers shall be entitled in its sole discretion to consider such interests and factors as such Board of Managers deems appropriate, including without limitation, any interests of the Board of Managers or its Affiliates.

(c) In the event of a conflict between the interests of any Member and any other Member: (i) the Board of Managers shall not be obligated to recommend or take any action that prefers the interests of the Company or any Member, and (ii) each Member hereby waives to the fullest extent permitted by law: (A) any fiduciary duty, including any duty of loyalty, of the Board of Managers and/or any Member that is owed to the Company and/or any Member; and (B) any claim or cause of action against any of the Board of Managers and/or any Member for any breach of any fiduciary duty owed to the Company and/or any Member. Notwithstanding the foregoing, the Board of Managers and the Members shall act in good faith.

Section 8.02 Indemnification. Except to the extent of fraud, gross negligence, willful violation of this Agreement, or other willful misconduct on the part of an Indemnified Person (which malfeasance shall have given rise to the matter at issue) and to the extent indemnification is not inconsistent with the Act, the Company shall indemnify and hold each Indemnified Person harmless from and against any and all losses, claims, damages, judgments, fines, liabilities, actions, or proceedings (whether commenced or threatened) reasonable costs (including, without limitation, reasonable costs of preparation and reasonable attorney’s fees) and reasonable expenses (including reasonable expenses of investigation), incurred by such Indemnified Person in connection with or resulting from any claim, actions, suits, investigation, or proceeding by reason of any acts, omissions or alleged acts or omissions arising out of any activity performed or not performed by, for, on behalf of, or otherwise in furtherance of the interests of the Company by such Indemnified Person, provided that such Indemnified Person acted in good faith and in a manner such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company or such Indemnified Person was wholly successful on the merits with respect to such claim, action, suit, or proceeding and except that the Company shall not be required to indemnify or hold an Indemnified Person harmless from and against any amount agreed to be paid by such Indemnified Person in connection with the settlement of a claim unless the Company consents to such settlement and such settlement amount, which consent shall not be unreasonably withheld or delayed; and provided, further, that this Section 8.02 shall not apply with respect to a claim asserted against (or by) an Indemnified Person by (or against) the Company or another Manager or Member. Indemnification under this Section 8.02 shall include: (a) payment of reasonable attorneys’ fees and other expenses incurred in defending, contesting, or settling any claim or threatened action or in connection with any legal proceeding; and (b) the removal of liens affecting the property of an Indemnified Person.

Section 8.03 Advancement of Expenses. To the extent an Indemnified Person acted in good faith, the expenses of any Indemnified Person incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Company as they are incurred and/or in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the Indemnified Person to repay the amount if it is ultimately determined by a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified by the Company. The provisions of this Section 8.03 do not affect any rights to advancement of expenses to which personnel of the Company other than such Indemnified Person may be entitled under any contract or otherwise.

Section 8.04 Insurance. The Company may purchase and maintain insurance on behalf of any Person that is or was a Member, Manager, Officer, fiduciary, employee, or agent of the Company against any claims, demands, losses, damages, liabilities, or expenses incurred by such Person in such capacity or arising out of such Person’s status as a Member, Manager, Officer, fiduciary, employee, or agent of the Company, whether or not the Company would have the power to indemnify such Person under the provisions of Section 8.02 or under the Act. This Article VIII shall survive termination of this Agreement.

Section 8.05 Cumulative Remedies. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, approval of the Board of Managers, or otherwise. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall continue as to a Person who has ceased to be a Manager or Officer and shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of such Person.

ARTICLE IX

TAX MATTERS; RECORDS AND ACCOUNTING

Section 9.01 Tax Matters Representative. The Board of Managers shall have the sole authority to designate, remove, or replace, at any time and in its sole discretion, the partnership representative under the Partnership Audit Rules (the “Tax Matters Representative”) and, as applicable, any individual to act on the Tax Matters Representative’s behalf. Effective as of the date of this Agreement, the Board of Managers appoints Columbia Care. The Board of Managers shall have the sole decision-making authority in connection with any and all tax proceedings (administrative, judicial, or otherwise) of or involving the Company, and the Tax Matters Representative shall act in such capacity solely at the direction of the Board of Managers in connection with any and all such proceedings. Each Member and former Member agrees to cooperate with the Company and to do or refrain from doing, as the case may be, any and all things requested by the Company in connection with the conduct of all such examinations and proceedings (including, without limitation, filing amended tax returns and paying any taxes due in connection therewith). All costs and expenses incurred by the Tax Matters Representative in accordance herewith shall be borne by the Company. If the Company is liable for any tax (including, without limitation, any imputed underpayment, interest, penalties, or additions to tax) under or on account of the Partnership Audit Procedures (whether by law, by agreement, or otherwise), the Board of Managers shall be permitted to apportion such liability among the Members, and any such amount so apportioned to a Member shall be considered a Tax Payment Loan in respect of such Member. The provisions of this Section 9.01 (and any other provisions of this Agreement necessary to give effect hereto) shall survive the termination of the Company and, in respect of any Member, a withdrawal of such Member, and shall remain binding on each Member for the period of time necessary to resolve any tax proceeding involving or related to the Company. In furtherance of the foregoing sentence, references to “Member” in this Section 9.01 (and any other provisions of this Agreement necessary to give effect hereto) shall be deemed to include any former Members.

Section 9.02 Tax Returns and Information. As soon as reasonably practicable after the end of each taxable year of the Company, the Board of Managers shall arrange for the preparation and timely filing of all tax returns required to be filed by the Company and shall cause to be furnished to each Member the tax information reasonably required for such Member’s income tax reporting purposes, including each Member’s Schedule K-1 or analogous schedule. Any and all tax elections required or permitted to be made by the Company (other than any tax election required or permitted to be made by the Tax Matters Representative) shall be made in the sole discretion of the Board of Managers.

Section 9.03 Withholding; Tax Obligations.

(a) To the extent the Company is required by law or agreement, as determined by the Board of Managers, to withhold or to make any payment of tax (including, without limitation, any imputed underpayment, interest, penalties, or additions to tax) on behalf of or with respect to a Member or its direct or indirect owners, including any such obligation arising under or on account of (i) any backup withholding, (ii) any withholding with respect to Members that are neither citizens nor residents of the United States, (iii) any withholding with respect to Members that are not residents of a particular state, or (iv) the Partnership Audit Procedures (any such obligation as to such Member, a “Tax Obligation”), the Company shall satisfy such Tax Obligation. If any Person, in connection with any payment or allocation to the Company by such person, withholds or makes any payment of tax on behalf of or with respect to a Member or its direct or indirect owners, the amount so withheld and/or paid shall be treated as a Tax Obligation paid by the Company in respect of such Member pursuant to this Section 9.03.

(b) Any Tax Obligation incurred and/or paid in respect of a Member shall be promptly paid to the Company by such Member, provided that the Board of Managers may cause the Company to treat such Tax Obligation as a demand loan from the Company to such Member bearing interest from the date that the Company makes the payment to the relevant taxing authority at the Prime Rate plus two percentage (2%) points, compounded annually (any such loan in respect of a Member, a “Tax Payment Loan”). For so long as any Tax Payment Loan or the interest thereon remains unpaid, any amounts that would otherwise be distributable by the Company to such Member pursuant to this Agreement shall be applied first to the payment of any unpaid interest on all Tax Payment Loans of such Member and then to the repayment of the principal of all Tax Payment Loans of such Member, and any amounts so applied shall be treated for all purposes of this Agreement as having been distributed to such Member.

(c) Each Member will promptly give the Company any certification or affidavit that the Board of Managers may request in connection with this Section 9.03.

Section 9.04 Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company’s name. The Board of Managers shall determine the institution or institutions at which the accounts shall be opened and maintained, the types of accounts, and the Persons who shall have authority with respect to the accounts and the funds therein.

Section 9.05 Books and Records. The Board of Managers shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The books and records shall be maintained in accordance with generally accepted accounting principles and practices at the Company’s principal place of business. Each Member shall, at its sole expense, have the right, at any time without notice to any other Member, to examine, copy, and audit the Company’s books and records (including any annual budgets or operating plan) during normal business hours, subject to any confidentiality obligation that may be imposed by the Board of Managers in its sole discretion. For the avoidance of doubt, no Member (other than Columbia Care), Officer, or Manager, in either such capacity, shall be entitled to examine, copy, audit, or otherwise access in any respect any books and records (or any supporting documentation) of any Member Party with respect to Columbia Care.

Section 9.06 Annual Accounting Period. The fiscal year of the Company (the “Fiscal Year”) shall be determined based on a calendar year-end unless otherwise determined by the Board of Managers.

Section 9.07 Financial Statements and Other Reports. The Board of Managers shall cause the Company to maintain a system of accounting, established and administered in accordance with sound business practices, to permit preparation of financial statements in conformity with generally accepted accounting principles. In addition, the Board of Managers shall make available to the Members the following:

(a) as soon as reasonably practicable, but no more than 20 days after the end of each fiscal quarter, an internal balance sheet of the Company as of the end of such fiscal quarter and the related statement of income for such fiscal quarter;

(b) as soon as reasonably practicable, but no more than 30 days after the end of each Fiscal Year, a reviewed balance sheet of the Company as of the end of such Fiscal Year and the related statement of income for such Fiscal Year, together with comparative financial statements with respect to the same period during the immediately preceding Fiscal Year; and

(c) such other information related to the financial condition, business, prospects and corporate affairs of the Company as the Members may from time to time reasonably request.

ARTICLE X

TRANSFERS OF INTERESTS; ADMISSION OF MEMBERS

Section 10.01 Transfers.

(a) Except as provided in this Article X, no Member shall directly or indirectly convey, sell, assign, exchange, transfer, gift, donate, devise, deposit, mortgage, pledge, or encumber (“Transfer”) all or any part of such Member’s Interest. Any attempted Transfer that does not comply with the provisions of this Agreement shall be null and void and of no force and effect whatsoever and the parties engaging in or attempting to engage in such Transfer are liable to and must indemnify and hold harmless the Company from all loss, cost, liability, and damages that the Company or any Member incurs as a result of such attempted Transfer.

(b) Subject to the restrictions set forth in Section 10.02, a Member shall be permitted to Transfer all or part of such Member’s Interest: (i) with the prior written consent of the Board of Managers; or (ii) as contemplated in Section 10.06 or Section 11.02.

Section 10.02 Certain Conditions to Transfer. Notwithstanding anything contained to the contrary in this Agreement: (a) no Member may Transfer any Interest except as permitted under the U.S. Securities Act of 1933, as amended, any applicable state securities laws, or any other applicable law; and (b) no Transfer of any Interest may be effected if such Transfer or issuance would (i) cause a dissolution of the Company under the Act, (ii) cause any Company Party to be required to register as an investment company under the Investment Company Act of 1940, as amended, or (iii) cause the Company to be a publicly traded partnership under Code § 7704, in each case, except as determined by the Board of Managers.

Section 10.03 Admission of Members or Transfers of Interests. No transferee shall be admitted as or have any of the rights of a Member without the approval of the Board of Managers, it being agreed that the Board of Managers has the right to withhold approval of any such transferee as a Member. Upon the admission to the Company of a Member, the Board of Managers shall amend this Agreement, and any Exhibits hereto, to reflect such admission. Any Member who transfers all of such Member’s Interests will cease to be a Member effective immediately upon such Transfer; any Member who Transfers any part of such Member’s Interest will lose all rights of a Member as to such part of such Interest.

Section 10.04 Acceptance of Transfer. Notwithstanding the approval of the Board of Managers pursuant to Section 10.03, no transferee of any part of an Interest may be admitted as a Member (other than the right to receive distributions and allocations of Company Profits, Company Losses, and items of income, gain, loss, deduction, and credit attributable to the transferred Interest) unless and until the transferee shall execute a written instrument, in form and substance reasonably satisfactory to the Board of Managers, agreeing to be bound by all of the terms and provisions of this Agreement as in effect at such time.

Section 10.05 Withdrawal of Members.

(a) No Member has the right to withdraw from the Company without the prior written consent of the Board of Managers, which consent may be withheld, conditioned or delayed in the Board’s sole and absolute discretion.

(b) Notwithstanding any provision of the Act to the contrary, if an Involuntary Withdrawal occurs with respect to any Member, then the Member who has withdrawn in violation of the terms of this Agreement will no longer be considered a Member and will not: (i) be entitled to exercise any voting or approval rights as a Member; (ii) receive any further allocations of Company Profits; (iii) be entitled to any distributions from the Company or return of the Member’s Contributions; or (iv) any other rights granted to Members described herein. Immediately upon the occurrence of an Involuntary Withdrawal, the Company shall continue and, subject to the Company’s right to repurchase such Interests pursuant to Section 10.06, the successor of the Member so withdrawing shall not be deemed to be a Member and shall have no right to vote on any matter submitted to a vote of the Members or any class thereof without compliance with the requirements of Section 10.03 and Section 10.04. Upon dissolution of the Company, the Member who has withdrawn in violation of the terms of this Agreement will then be entitled to any distributions of the positive balance (if any) in such Member’s capital account as of the date of withdrawal, on a pro rata basis with all other Members, but will not share in any distributions in excess of such balance. The Company and each other Member will have the right to recover damages resulting from the unauthorized withdrawal by a Member and may offset for the damages resulting from any unauthorized withdrawal by a Member against any amount otherwise distributable to the Member by the Company.

(c) No withdrawal or resignation shall entitle the former Member or his or her successor to demand that its Interest be liquidated. Any Member resigning or withdrawing from the Company that results in damage or injury to the Company will be liable to the Company for such damages, which damages may be offset against the former Member’s Interest.

Section 10.06 Call Options.

(a) In the event of an Involuntary Withdrawal of any Member, the Company shall have the option to purchase (the “Call Option”) any or all of the Interests owned by such Member at a price equal to the Call Price for such Interests. The Company may exercise the Call Option by providing written notice of the exercise thereof (the “Call Notice”) to such Member within ninety (90) days after the Involuntary Withdrawal. The Call Price shall be payable, in the sole discretion of the Board of Managers, by wire transfer of immediately available funds to an account designated by such Member or by making and delivering a promissory note in the principal amount of the Call Price, which shall be payable in no more than twelve (12) monthly installments and shall bear simple interest at a fixed rate equal to the Prime Rate in effect on the last business day prior to the closing. The closing of the purchase and sale of such Interests shall occur prior to the expiration of the fifteen (15) day period after receipt of the Call Notice at the principal offices of the Company or at such other date and location as the Company and such Member may agree. At the closing, the Member shall deliver to the Company such customary agreements, certificates, and/or instruments as the Company may reasonably request, duly executed, transferring title to such Interests to the Company, free and clear of all liens and encumbrances.

(b) For purposes of this Section 10.06, the “Call Price” shall mean one hundred percent (100%) of the fair market value of such Interests, as reasonably determined by the Board of Managers.

Section 10.07 No Appraisal Rights. No Member shall be entitled to any appraisal rights with respect to such Member’s Interests, whether individually or as part of any class or group of Members, in the event of an amendment to this Agreement or a merger, consolidation, Sale of the Company, or other transaction involving the Company or its securities unless such rights are expressly provided herein or by the agreement of merger, agreement of consolidation, or other document effectuating such transaction.

ARTICLE XI

UNSUITABILITY REDEMPTION OF MEMBERS

Section 11.01 General.

(a) Subject to Section 11.01(b), in the event an Unsuitability Determination is made with respect to a Member, the Board of Managers shall be permitted to invoke the Unsuitability Redemption remedy set forth in Section 11.02.

(b) In respect of any Unsuitability Determination with respect to any Member, to the extent that (x) notice and cure remedies are made available by the relevant legislative or regulatory agency, (y) cure may be pursued without risk to any Company Party or any Member Party with respect to any other Member, and (z) cure has been initiated and is being diligently and expeditiously pursued, the Unsuitability Redemption remedy pursuant to Section 11.02 may not be initiated with respect to such Unsuitability Determination until a determination is made by the relevant legislative or regulatory agency concerning whether such cure has been successfully made. If notice and cure remedies are not prohibited or specified by such relevant legislative or regulatory agency, the Unsuitability Redemption remedy may not be initiated until thirty (30) days following the date notice is sent to the Member with respect to which such Unsuitability Determination is made; provided that: (i) the occurrence giving rise to the Unsuitability Determination is curable; (ii) cure has been initiated and is being diligently and expeditiously pursued; and (iii) such cure remedies may be pursued without material adverse effect to any Company Party or any Member Party with respect to any other Member.

(c) In the event of an Unsuitability Determination, all distributions to the affected Member shall be suspended and escrowed until such Member’s Interest is redeemed. In addition, such Member shall be subject to any laws, regulations, rules, or orders as determined by the United States or other applicable governmental agencies.

Section 11.02 Redemption in the Event of Unsuitability Determination. Subject to Section 11.01(b), upon the occurrence of an Unsuitability Determination with respect to a Member, the Board of Managers may cause the Company to redeem the Interest of such Member (the “Redeemed Interest”) at a redemption price (the “Redemption Price”) equal to the difference of (x) the Call Price, minus (y) the amount of all damages, costs, and expenses incurred by the Company or reasonably expected to be incurred by the Company on account of such Unsuitability Determination, in all respects as reasonably determined by the Board of Managers (such redemption, the “Unsuitability Redemption”). The Redemption Price shall be payable, in the sole discretion of the Board of Managers, by wire transfer of immediately available funds to an account designated by such redeemed Member or by making and delivering a promissory note in the principal amount of the Redemption Price, which shall be payable in no more than twelve (12) monthly installments and shall bear simple interest at a fixed rate equal to the Prime Rate in effect on the last business day prior to the closing. The closing of the Unsuitability Redemption shall occur within thirty (30) days of the later of (a) an Unsuitability Determination; and (b) the expiration of any cure period available under Section 11.01, at the principal offices of the Company or at such other date and location as the Company and such Member may agree. At the closing, the redeemed Member shall deliver to the Company such customary agreements, certificates, and/or instruments as the Company may reasonably request, duly executed, transferring title to such Interests to the Company, free and clear of all liens and encumbrances.

ARTICLE XII

DISSOLUTION AND TERMINATION

Section 12.01 Events of Dissolution. The Company shall be dissolved: (a) at such time as determined by the Board of Managers; or (b) upon the entry of a judicial decree of dissolution of the Company in accordance with the Act.

Section 12.02 Procedure for Winding Up and Dissolution.

(a) Upon dissolution, the Board of Managers shall perform, or cause to be performed by the Company’s independent accountants, an accounting of the accounts of the Company and the Company’s assets, liabilities, and operations, from the date of the last previous accounting up to and including the date of dissolution. The Board of Managers shall immediately proceed to wind up the affairs of the Company.

(b) If the Company is dissolved and its affairs are to be wound up, the Board of Managers shall:

(i) sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Board of Managers may determine to distribute any assets to the Members in kind pursuant to clause (iii));

(ii) discharge all liabilities of the Company, including liabilities to Members who are creditors, to the extent otherwise permitted by law and establish such reserves as may be reasonably necessary to provide for contingent liabilities of the Company; and

(iii) thereafter, distribute the remaining cash and other assets to the Members in the order of priority set forth in Section 5.02.

(c) The Board of Managers shall comply with all requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

Section 12.03 Filing of Articles of Dissolution. When all obligations of the Company have been discharged or adequate provisions have been made therefore, and all of the remaining property and assets of the Company have been distributed, the Board of Managers shall file Articles of Dissolution with the Secretary of State as required by the Act. If there is no Board of Managers, the Articles of Dissolution shall be filed by the Members; if there are no remaining Members, the Articles of Dissolution shall be filed by the last Person to be a Member; if there are no remaining Members, or a Person who last was a Member, the Articles of Dissolution shall be filed by the legal or personal representatives of the Person who last was a Member. Upon the filing of the Articles of Dissolution with the Secretary of State, the existence of the Company shall cease, except for the purpose of suits, other proceedings, and appropriate action as provided in the Act.

Section 12.04 Return of Capital Contribution Nonrecourse to Other Members. Except as provided by the Act, upon dissolution each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company property remaining after the payment or discharge of the indebtedness and liabilities of the Company and the disbursement of amounts reserved for claims is insufficient to return the unreturned Capital Contribution of one or more Members, such Members shall have no recourse against any other Member. Except as provided by the Act, at no time shall a Member with a deficit balance in such Member’s Capital Account have any obligation to the Company or to another Member or to any other Person to restore such deficit balance.

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Non-Disparagement. Each Member hereby agrees that no Member Party with respect to such Member, including without limitation any members, officers, agents, partners, representatives, or employees thereof, will directly or indirectly, in any capacity, make, express, transmit, speak, write, or otherwise communicate in any way (or cause others to communicate in any way) any statement or remark of any kind that might reasonably be construed to be derogatory or critical of, or negative toward, any Member Party with respect to any other Member, including without limitation its managers, members, affiliates, officers, agents, or employees, or to malign, harm, disparage, defame, or damage the reputation of any such other Member Party. This non-disparagement provision shall survive in perpetuity. The Board of Managers may determine to include a substantially similar non-disparagement provision shall be included in all management contracts, employment contracts, consultant/advisor/counsel contracts, and all other third-party services agreements entered into with the Company.

Section 13.02 Amendments. Any provision of this Agreement may be amended, modified, or waived with the written approval of the Members holding sixty-six percent (66%) of the Percentage Interests; provided, however, that an amendment or modification modifying the rights or obligations of any Member in a manner that is disproportionately adverse to: (a) such Member relative to the rights of other Members in respect of Units of the same class or series; or (b) a class or series of Units relative to the rights of another class or series of Units, shall in each case be effective only with that Member’s consent or the consent of the Members holding a majority of the Units in that class or series, as applicable. Notwithstanding anything to the contrary in this Section 13.02, the Board of Managers may amend this Agreement, including Exhibit A, without the approval of the Members, as may be required or reasonably appropriate to: (a) reflect the admission of new or additional Members, in accordance with the terms of this Agreement; (b) to reflect the transfer or issuance of any New Interests in accordance with this Agreement; (c) cure any immaterial ambiguity or to correct or supplement any immaterial provision herein that may be inconsistent with any other immaterial provision herein; (d) prevent the Company from in any manner being (i) deemed an “investment company” subject to the provisions of the Investment Company Act of 1940, as amended, (ii) treated as a “publicly traded partnership” for purposes of Code § 7704; or (e) delete or add any provision in this Agreement required to be deleted or added by a state “blue sky” commissioner or similar such official, which deletion or addition is deemed by such official to be for the benefit of all of the Members; provided, however, that no such amendment may be adopted if such amendment would alter the limited liability of any Member.

Section 13.03 Successors. This Agreement shall be binding as to the executors, administrators, estates, heirs, and legal successors or nominees or representatives, of the Members. Except as otherwise provided in this Agreement, no Persons other than the Members and their respective executors, administrators, estates, heirs, and legal successors or their nominees or representatives, shall obtain any rights by virtue of this Agreement.

Section 13.04 Counterparts; Electronic Delivery. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement. This Agreement, to the extent signed and delivered by means of facsimile or other electronic transmission (including .pdf files), shall be treated in all manner and respects and for all purposes as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 13.05 Integration. This Agreement constitutes the entire agreement among the Members pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and undertakings of the Members in connection therewith.

Section 13.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

Section 13.07 Severability. This Agreement shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Act. If, notwithstanding the previous sentence, a court of competent jurisdiction concludes that any provision or wording of this Agreement is invalid or unenforceable under the Act or other applicable law, the invalidity or unenforceability of such provision or wording will not invalidate the entire Agreement. In such a case, this Agreement will be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of applicable law and, in the event such term or provision cannot be so limited, this Agreement will be construed to omit such invalid or unenforceable provision or term. If it is determined that any provision relating to the distributions and allocations of the Company or to any fee payable by the Company is invalid or unenforceable, this Agreement shall be construed or interpreted so as: (a) to make it enforceable or valid; and (b) to make the distributions and allocations as closely equivalent to those set forth in this Agreement as permissible under applicable law.

Section 13.08 Headings. The Headings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 13.09 Filings. Following the execution and delivery of this Agreement, the Board of Managers shall promptly prepare any documents required to be filed and recorded under the Act, and the Board of Managers shall promptly cause each such document to be filed and recorded in accordance with the Act and, to the extent required by law, to be filed and recorded or notice thereof to be published in the appropriate place in each jurisdiction in which the Company may hereafter establish a place of business. The Board of Managers shall also promptly cause to be filed, recorded, and published such statements or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction that governs the conduct of its business from time to time.

Section 13.10 Power of Attorney.

(a) Each Member, by executing this Agreement or a counterpart hereof, does hereby irrevocably constitute and appoint the Board of Managers, with full power of substitution, as such Member’s true and lawful attorney-in-fact (the “Attorney-in-Fact”), in his, her, or its name, place, and stead, to execute, acknowledge, swear to, deliver, file, and record such documents which are nor may hereafter be required by law to be filed on behalf of the Company or is deemed necessary or desirable by the Board of Managers to carry out fully the provisions of this Agreement in accordance with its terms.

(b) The power of attorney granted hereby by each Member is a special power of attorney coupled with an interest in favor of the Attorney-in-Fact and as such: (a) survive and are not affected by the subsequent death (or cessation of existence), incapacity, disability, dissolution, termination, or bankruptcy of the Member granting the power of attorney or the transfer of all or any portion of such Member’s Interest; and (b) extend to such Member’s successors, assigns, and legal representatives.

Section 13.11 Notices. Any notice, demand, or communication required or permitted to be given under this Agreement is deemed to have been sufficiently given for all purposes if: (a) delivered personally to the party; (b) sent by nationally recognized overnight courier service to the party’s address which is on file with the Company (or to such other address as such party may provide after the date hereof by written notice to the Board of Managers); or (c) delivered by email to the email address for the party which is on file with the Company (or to such other email address as such party may provide after the date hereof by written notice to the Board of Managers). Notice by personal delivery is deemed given on the date such delivery actually occurs. If sent by overnight courier service, such notice is deemed to be given on the date of delviery following deposit of such notice with such courier service. If emailed, such notice is deemed to be given upon the earlier of (i) an acknowledgement of the receipt of such notice by the recipient, either by a reply email sent to the email address of the sender or by a read receipt evidencing the recipient’s receipt of such email notice.

Section 13.12 Arbitration.

(a) If any dispute, controversy, or claim arises between the Members with respect to whether any Member is in breach or default of its respective obligations hereunder, then the dispute shall be settled by binding arbitration at a location in the United States where the defendant Member has its principal place of business (or if the principal place of business of the defendant Member is outside the United States, at a location in the United States designated by the defendant Member). Such arbitration shall be administered by the American Arbitration Association (“AAA”) and shall be conducted in accordance with the Commercial Arbitration Rules (the “Rules”) of AAA then in effect, or such other arbitral body as the Members may jointly select.

(b) The award of the arbitrator shall be binding upon the parties and each party hereby consents to the entry of judgment by any court of competent jurisdiction in accordance with the decision of the arbitrator.

(c) The prevailing party in any such arbitration shall be entitled to recover, in addition to any other relief awarded, its reasonable costs of preparation for and participation in the arbitration, including reasonable attorneys’ fees. The arbitrator shall have no power to award punitive, treble, or other multiple damages, as a result of this Section 13.12, and the arbitrator’s jurisdiction is limited accordingly, and no arbitration award issued pursuant to this Section 13.12 shall grant such damages.

(d) The Members hereby agree to make a good faith effort to resolve any dispute, controversy, or claim arising between them prior to electing to arbitrate such matter.

(e) Any such arbitration proceedings shall include by consolidation, joinder, or joint filing, any additional Person not a party to this Agreement to the extent necessary to the final resolution of the matter in controversy.

Section 13.13 Title to Company Assets. The assets of the Company shall be owned by the Company as an entity, and no Member shall have any direct ownership interest in such assets or any portion thereof.

Section 13.14 No Third Party Rights. This Agreement and the covenants and agreements contained herein are solely for the benefit of the Members. No other Person shall be entitled to enforce or make any claims, or have any rights pursuant to the provisions of this Agreement.

Section 13.15 Execution of Additional Documents. Upon the request of the Board of Managers, each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney, and other instruments reasonably necessary for the Company to comply with any applicable laws, rules, or regulations or to effectuate the provisions of this Agreement.

Section 13.16 Role of Counsel. Each Member acknowledges that it has independently consulted with an attorney in relation to the preparation or negotiation of this Agreement.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK; SIGNATURES

ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Members have caused this Agreement to be effective as of the date first above written.

CLASS A MEMBER:

Columbia Care DE Management LLC, a Delaware limited liability company

By:	/s/ Nicholas Vita

CLASS B MEMBER:

DE Cann Ventures, LLC,
a Delaware limited liability company

By:	/s/ Neill S. Wright

For the sole purpose of acknowledging their obligations under this Agreement, the Managers hereby sign their names as of the date first above written.

By:	/s/ Nicholas Vita
Name:	Nicholas Vita

By:	/s/ Neill S. Wright
Name:	Neill S. Wright

Exhibit A

SCHEDULE OF MEMBERS

Member	Class A Units	Class B Units	Percentage Interest	Capital Contribution
Columbia Care DE
Management LLC	49 Units		49%	$490.00
DE Cann Ventures, LLC		51 Units	51%	$510.00
TOTAL	49 Class A Units	51 Class B Units	100%	$1,000.00